EXHIBIT 99.1

FOR IMMEDIATE RELEASE

RADIO UNICA COMMUNICATIONS CORP. FILES FOR RELIEF UNDER CHAPTER 11 WITH 100% OF BONDHOLDERS APPROVING THE PLAN

MIAMI, FL, October 31, 2003 - Radio Unica Communications Corp. (OTCBB:UNCA) and certain of its subsidiaries (excluding Mass Promotions, Inc.), today announced that it has filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. The filing was made in the U.S. Bankruptcy Court for the Southern District of New York in order to implement the previously announced sale of its station group and related assets to Multicultural Broadcasting, Inc. and its plan to separately sell its radio network and promotions company.

Under the Multicultural agreement the Company will receive approximately $150 million in cash for its radio stations. Completion of the transaction is subject to bankruptcy court approval, regulatory approvals and other conditions. It is expected that the transaction will be completed by the second quarter of 2004. Under the prepackaged bankruptcy plan holders of the Company's 11 3/4% Senior Discount Notes will receive approximately $700 in cash per $1,000 principal amount, all other creditors would receive 100% of their claims, and stockholders would receive the remainder currently estimated to be between $0.47 and $1.03 per share. Holders of 100% of the Company's outstanding Senior Discount Notes, the only class of creditors impaired by the plan, have voted to support the transaction and the prepackaged bankruptcy. Mass Promotions, Inc. has not filed for bankruptcy.

Radio Unica will continue to broadcast its Spanish language programming and otherwise operate its business in the normal course through the closing of these transactions.

About Radio Unica Communications Corp.
Radio Unica Communications Corp is based in Miami, Florida and its operations include the Radio Unica Network and an owned and/or operated station group covering U.S. Hispanic markets including Los Angeles, New York, Miami, San Francisco, Chicago, Houston, San Antonio, McAllen, Dallas, Fresno, Phoenix, Sacramento, and Tucson.

Contacts:
Steven E. Dawson                              Chris Plunkett
Radio Unica Corp.                             Brainerd Communicators, Inc.
(305) 463-5000                                (212) 986-6667